EXHIBIT 99.1

    Imagistics International Reports Record Third Quarter Earnings

    TRUMBULL, Conn.--(BUSINESS WIRE)--Oct. 28, 2004--Imagistics
International Inc. (NYSE:IGI)

    --  Record Earnings per Share of $0.38, up 27 Percent over Last
        Year

    --  Quarterly Copier/MFP Revenue up 9 Percent

    --  Quarterly Free Cash Flow of $13.4 Million

    Imagistics International Inc. (NYSE:IGI) today announced a 27 percent increase in diluted earnings per share to $0.38 for the third quarter of 2004 compared with $0.30 for the third quarter of 2003. Net income increased by 25 percent over the same period to $6.4 million from $5.1 million last year. Total revenue for the third quarter decreased 4 percent to $153.1 million. Revenue is generated from three business lines: copier/MFP (multifunctional product), facsimile and sales to Pitney Bowes of Canada ("PB Canada") under a reseller agreement. Copier/MFP revenue increased 9 percent to $108.4 million, facsimile revenue declined 17 percent to $43.0 million and sales to PB Canada decreased 81 percent to $1.7 million compared with the prior year's third quarter. Excluding sales to PB Canada, total revenue for the third quarter was $151.4 million, essentially flat versus revenue for the third quarter of the previous year.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We are very proud of the progress we have made in the third quarter with record levels of net income and EPS. These results reflect our ability to execute and achieve our operational and strategic goals. We continue to successfully transition our business to copier/MFP products from facsimile products. Copier/MFP revenue now represents 72 percent of our total revenue versus 56 percent two years ago, reflecting our strong growth in copier/MFP while facsimile continues its expected decline. Copier/MFP is now clearly the dominant part of our business and represents the largest portion of our recurring revenue stream."
    Mr. Breslawsky continued, "Again this quarter we continued our unbroken string of quarterly year-over-year increases in copier/MFP revenue since the spin-off, which now stands at eleven consecutive quarters. We are particularly pleased by our 9 percent increase in total copier/MFP revenue, led by a 13 percent increase in copier rental revenue. We do expect the rate of growth in copier/MFP rental revenue to moderate in the fourth quarter, as certain copier rental contracts with the federal government are expiring and we do not expect them to be renewed. In addition, we did see a higher rate of decline in our facsimile rental business during the quarter due to several large rental to sale conversions."
    Mr. Breslawsky also commented, "This year J.D. Power and Associates again honored us with their prestigious "#1 Copier/Multifunction Product in Overall Customer Satisfaction Among Business Users"(1) award. We continue to be distinguished from our peers by independent research organizations and believe that this is not only a validation of our best of breed strategy, but also proof of the success of our commitment to provide our customers world-class products and unparalleled customer support."
    Imagistics President and Chief Operating Officer, Joseph Skrzypczak added, "In the third quarter, we continued to expand our international presence through an acquisition in Ontario, Canada. This acquisition will provide additional direct distribution and service capabilities in the important Canadian market as well as enhance our ability to support our broad portfolio of global and U.S.-based national and major account customers. In addition to utilizing our free cash flow for geographic expansion, we were also able to reduce debt by $1.1 million and repurchase 255 thousand shares of our common stock for a total cost of $8.2 million. This represents 2 percent of the stock outstanding at June 30, 2004. Since the beginning of the stock buyback program in 2002, we have repurchased 3.8 million shares or 19 percent of the shares that were outstanding when Imagistics was spun off in December 2001."

    Third Quarter Results

    Copier/MFP revenue rose 9 percent for the third quarter. Copier/MFP sales increased 8 percent due to continued growth across all digital multifunctional product segments. Rental revenue from the copier/MFP product line increased 13 percent in the third quarter, reflecting additional rental placements and an increase in page volumes. Support services revenue increased 7 percent, in response to copier/MFP equipment sales growth.
    Facsimile revenue declined 17 percent in the third quarter. Facsimile sales declined 10 percent, primarily due to lower supplies sales from acceleration in the continuing industry-wide reduction in facsimile usage somewhat offset by higher equipment sales recognized in the quarter. Rental revenue from the facsimile product line declined 22 percent in the third quarter, reflecting acceleration of the decline in the rental installed base due in part to the impact of rental to sale conversions and lower per unit pricing. Support services revenue from facsimile declined 5 percent.
    Sales to PB Canada declined 81 percent to $1.7 million in the third quarter. Excluding sales to PB Canada, sales were essentially flat.
    The sales gross margin of 48.3 percent increased 10.4 percentage points compared with the third quarter of 2003 due to capturing most of the benefit of lower product costs, lower inventory obsolescence charges and a lower proportion of sales to PB Canada at substantially lower gross margins than direct sales. These factors were partially offset by the continuing shift in product mix away from the facsimile product line toward the copier/MFP product line, which commands lower gross margins.
    The rental gross margin of 72.3 percent improved 5.4 percentage points compared with the third quarter last year. This improved rental gross margin was primarily attributable to lower product costs as well as the impact of rental contracts containing more favorable terms and conditions than the contracts they are replacing. Similar to the sales gross margin, rental gross margin improvements were partially offset by the continuing shift in product revenue mix from facsimile to copier/MFP.
    Selling, service and administrative ("SS&A") expenses of $85.8 million in the third quarter of 2004 increased 13 percent from the prior year level of $76.0 million. In the third quarter of 2004, the increase in SS&A expenses was the result of higher compensation costs related to the increase in copier/MFP revenue coupled with increased sales headcount, higher ERP-related administrative costs, increased bad debt expense, higher operating expenses associated with the expansion of direct distribution capabilities and the absence of a property damage insurance claim recovery we recorded in the third quarter of 2003 related to the World Trade Center.
    Interest expense declined 79 percent compared with the third quarter of 2003 primarily as a result of the recognition in the third quarter of 2003 of $2.8 million of interest expense associated with the disposition of the Company's interest rate swap agreements.
    Timothy Coyne, Chief Financial Officer, stated, "We generated $31.8 million of cash from operations this quarter. As a result, we were able to finance $13.5 million in capital expenditures to increase our rental asset base, which reflects our strategic emphasis on building the recurring revenue stream in our copier/MFP product line. In the third quarter, we also invested $4.9 million in property, plant and equipment, the majority of which was for our ERP system, as well as $2.5 million for acquisitions to expand our distribution capabilities."

    First Nine Months Results

    For the first nine months of 2004, total copier/MFP revenue grew 10 percent. Copier/MFP sales were up 12 percent, rentals increased 10 percent and support services were 7 percent higher than the prior year. Over this period, facsimile revenue declined 15 percent from the prior year. Facsimile sales were down 13 percent, rentals declined 16 percent and support services were 14 percent lower than the prior year. For the nine months, sales to PB Canada declined 37 percent.
    Total revenue for the first nine months was $462.9 million, declining 1 percent from the first nine months of 2003. Revenue excluding sales to PB Canada increased 1 percent.
    Net income increased 22 percent to $18.3 million compared with $14.9 million for the first nine months of 2003. Earnings per diluted share increased 26 percent to $1.08 compared with $0.86 for the same period last year. The increase in earnings was the result of improved sales and rental gross margins and lower interest expense, which were partially offset by higher SS&A expenses.

    Summary and Outlook for 2004 and 2005

    Mr. Breslawsky stated, "At this time, we are reiterating our previous earnings guidance of $1.48 for the year. We believe that we have reached the inflection point where growth in the copier/MFP product line will more than compensate for the decline in facsimile revenue. We continue to be confident that our unique business model will provide copier/MFP growth in excess of the overall market and will result in modest top-line growth beginning in 2005. We are focused on completing our ERP implementation and reducing our operating expenses to more normal levels. We maintain our expectation that earnings per share growth will exceed 20 percent in 2005."

    Conference Call

    Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, Joseph Skrzypczak, President and Chief Operating Officer, and Timothy Coyne, Chief Financial Officer, on Thursday, October 28, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States, Canada and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2003 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

    (1) J.D. Power and Associates 2003-2004 Copier Customer
Satisfaction StudiesSM. 2004 Study based on responses from 2,986 IT and business decision makers at small, medium and large companies in the first 18 months of copier ownership.


Imagistics International Inc.

Consolidated Statements of Operations
(Unaudited)

                            Three months             Nine months
                                ended                    ended
                             September 30,           September 30,
                        ------------------------ ---------------------
(in millions, except per                   B /                   B /
 share amounts)              2004    2003   (W)    2004    2003   (W)
----------------------------------------------------------------------

Revenue
     Sales                  $79.6   $84.3   (6%) $237.3  $236.2     -
     Rentals                 51.2    54.2   (6%)  159.8   167.4   (5%)
     Support services        22.3    21.0    6%    65.8    62.8    5%
----------------------------------------------------------------------
Total revenue               153.1   159.5   (4%)  462.9   466.4   (1%)

Costs and expenses
     Cost of sales           41.1    52.3   21%   132.5   145.8    9%
     Cost of rentals         14.2    18.0   21%    45.3    55.8   19%
     Selling, service
      and administrative
      expenses               85.8    76.0  (13%)  250.6   231.5   (8%)
----------------------------------------------------------------------
Operating income             12.0    13.2   (9%)   34.5    33.3    4%

     Interest expense,
      net                     0.9     4.3   79%     2.7     7.5   64%
----------------------------------------------------------------------
Income before income
 taxes                       11.1     8.9   24%    31.8    25.8   23%

     Provision for
      income taxes            4.7     3.8  (23%)   13.5    10.9  (25%)
----------------------------------------------------------------------
Net income                   $6.4    $5.1   25%   $18.3   $14.9   22%
======================================================================


Calculation of earnings
 per share

Income available to
 common shareholders         $6.4    $5.1   25%   $18.3   $14.9   22%

Basic average shares
 outstanding               16.145  16.472    2%  16.255  16.855    4%
Diluted average shares
 outstanding               16.797  17.067    2%  16.956  17.330    2%
----------------------------------------------------------------------

Basic earnings per share    $0.40   $0.31   29%  $1.12   $0.89    26%
Diluted earnings per
 share                      $0.38   $0.30   27%  $1.08   $0.86    26%
======================================================================


Imagistics International Inc.
Condensed Consolidated Balance Sheets

                          (Unaudited) (Unaudited) (Unaudited)
                              September    June      March   December
                                 30,        30,        31,     31,
(in millions)                   2004       2004       2004     2003
----------------------------------------------------------------------

Cash                           $12.3       $10.7       $12.5    $22.9
Accounts receivable, net       111.1       119.8       119.8    107.7
Accrued billings                27.8        24.7        22.2     20.9
Inventories                     91.2        81.5        83.6     86.1
Other current assets            33.0        32.0        32.5     29.0
----------------------------------------------------------------------
Total current assets           275.4       268.7       270.6    266.6

Property, plant and
 equipment, net                 57.8        55.2        53.5     53.2
Rental assets, net              63.6        62.8        63.2     67.2
Other assets                    70.9        68.0        63.2     59.7
----------------------------------------------------------------------

Total assets                  $467.7      $454.7      $450.5   $446.7
======================================================================


Current portion of long-
 term debt                      $0.5        $0.5        $0.5     $0.5
Accounts payable and
 accrued liabilities            87.7        74.5        67.1     79.3
Advance billings                15.3        14.6        15.2     16.3
----------------------------------------------------------------------
Total current liabilities      103.5        89.6        82.8     96.1

Long-term debt                  71.5        72.6        77.8     62.9
Other liabilities               23.3        22.4        21.2     20.3
----------------------------------------------------------------------
Total liabilities              198.3       184.6       181.8    179.3

Stockholders' equity           269.4       270.1       268.7    267.4
----------------------------------------------------------------------

Total liabilities and
 stockholders' equity         $467.7      $454.7      $450.5   $446.7
======================================================================

Shares outstanding (in
 thousands)                   16,365      16,608      16,694   16,774
                          =========== =========== =========== ========

Memo:  Total debt              $72.0       $73.1       $78.3    $63.4
                          =========== =========== =========== ========


Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
                                           Three months  Nine months
                                               ended         ended
                                           September 30, September 30,
                                           ------------- -------------
(in millions)                               2004   2003   2004   2003
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                  $6.4   $5.1  $18.3  $14.9
Adjustments to reconcile net income to net
 cash
provided by operating activities:
       Depreciation and amortization        16.1   18.5   49.8   56.5
       Provision for bad debt                4.0    1.2   10.4    5.7
       Reserve for inventory obsolescence    0.2    1.4    2.7    5.1
       Deferred taxes on income              0.4    2.2   (2.2)   4.2
       Change in assets and liabilities,
        net of acquisitions:
            Accounts receivable              5.2   (5.2) (12.1)   7.0
            Accrued billings                (3.1)     -   (6.9)  (1.4)
            Inventories                     (9.2)   4.6   (5.7)   3.7
            Other currents assets and
             prepayments                     0.3    0.5    0.2    2.1
            Accounts payable and accrued
             liabilities                    11.4   (1.9)   5.0  (14.7)
            Advance billings                 0.7    0.4   (1.5)  (1.3)
       Other, net                           (0.6)   1.2   (0.5)   2.6
----------------------------------------------------------------------
Net cash provided by operating activities   31.8   28.0   57.5   84.4
----------------------------------------------------------------------

Cash flows from investing activities:
       Expenditures for rental equipment
        assets                             (13.5) (10.7) (34.8) (28.0)
       Expenditures for property, plant and
        equipment                           (4.9)  (4.6) (11.6) (13.7)
       Acquisitions, net of cash acquired   (2.5)  (4.1) (12.2)  (4.1)
----------------------------------------------------------------------
Net cash used in investing activities      (20.9) (19.4) (58.6) (45.8)
----------------------------------------------------------------------

Cash flows from financing activities:
       Purchases of treasury stock          (8.2)  (5.6) (20.5) (26.2)
       Net (repayments) borrowings under
        Term Loan
          and Revolving Credit Facility (1.1) (20.2) 8.6 (20.6) Exercises of stock options, including purchases
          under employee stock purchase
           plan                                -    0.1    2.4    2.0
----------------------------------------------------------------------
Net cash used in financing activities       (9.3) (25.7)  (9.5) (44.8)
----------------------------------------------------------------------

Increase (decrease) in cash                  1.6  (17.1) (10.6)  (6.2)

Cash at beginning of period                 10.7   42.2   22.9   31.3
----------------------------------------------------------------------

Cash at end of period                      $12.3  $25.1  $12.3  $25.1
======================================================================


Imagistics International Inc.

Supplemental Data Schedules

Revenue
(Unaudited)
                                      Three months ended
                                        September 30,
                             -------------------------------------
(in millions)                      2004               2003
--------------------------------------------------------------------
                                        Growth             Growth
                              Revenue    Rate    Revenue    Rate
                             -------------------------------------
Sales
 Copier/MFP products            $59.1       8%     $54.6      12%
 Facsimile products              18.8     (10%)     21.0     (11%)
 Pitney Bowes of Canada           1.7     (81%)      8.7      84%
--------------------------------------------------------------------
 Total sales                     79.6      (6%)     84.3       9%

Rentals
 Copier/MFP products             28.8      13%      25.4       6%
 Facsimile products              22.4     (22%)     28.8     (15%)
--------------------------------------------------------------------
 Total rentals                   51.2      (6%)     54.2      (7%)

Support services
 Copier/MFP products             20.5       7%      19.2       3%
 Facsimile products               1.8      (5%)      1.8     (20%)
--------------------------------------------------------------------
 Total support services          22.3       6%     21.0        1%

--------------------------------------------------------------------
Total revenue                  $153.1      (4%)   $159.5       2%
====================================================================

Revenue
 Copier/MFP products           $108.4       9%     $99.2       8%
 Facsimile products              43.0     (17%)     51.6     (14%)
--------------------------------------------------------------------
 Revenue excluding
 Pitney Bowes of Canada         151.4        -     150.8        -
 Pitney Bowes of Canada           1.7     (81%)      8.7      84%

--------------------------------------------------------------------
Total revenue                  $153.1      (4%)   $159.5       2%
====================================================================

Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller agreement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller agreement with Pitney Bowes of Canada; however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.




Imagistics International Inc.

Supplemental Data Schedules

Revenue
(Unaudited)
                                        Nine months ended
                                           September 30,
                             -------------------------------------
(in millions)                    2004               2003
------------------------------------------------------------------
                                        Growth             Growth
                              Revenue    Rate    Revenue    Rate
                             -------------------------------------
Sales
 Copier/MFP products           $167.5      12%    $150.0       6%
 Facsimile products              56.4     (13%)     64.8     (10%)
 Pitney Bowes of Canada          13.4     (37%)     21.4      18%
------------------------------------------------------------------
 Total sales                    237.3        -     236.2       2%

Rentals
 Copier/MFP products             82.3      10%      75.1       7%
 Facsimile products              77.5     (16%)     92.3     (12%)
------------------------------------------------------------------
 Total rentals                  159.8      (5%)    167.4      (5%)

Support services
 Copier/MFP products             60.4       7%      56.5       2%
 Facsimile products               5.4     (14%)      6.3     (15%)
------------------------------------------------------------------
 Total support services          65.8       5%      62.8        -

------------------------------------------------------------------
Total revenue                  $462.9      (1%)   $466.4      (1%)
==================================================================

Revenue
 Copier/MFP products           $310.2      10%    $281.6       6%
 Facsimile products             139.3     (15%)    163.4     (12%)
------------------------------------------------------------------
 Revenue excluding
 Pitney Bowes of Canada         449.5       1%     445.0      (1%)
 Pitney Bowes of Canada          13.4     (37%)     21.4      18%

------------------------------------------------------------------
Total revenue                  $462.9      (1%)   $466.4      (1%)
==================================================================

Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller agreement are at margins significantly below the margins on sales to our direct customers. We expect to maintain a reseller agreement with Pitney Bowes of Canada; however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.


Imagistics International Inc.

Supplemental Data Schedules

EBITDA
(Unaudited)
                               Three months        Nine months
                                   ended               ended
                               September 30,       September 30,
                               ------------------- -------------------
(in millions)                                B /                 B /
                                2004   2003   (W)   2004   2003   (W)
----------------------------------------------------------------------
EBITDA
         Net income             $6.4   $5.1   25%  $18.3  $14.9   22%
         Interest expense, net   0.9    4.3   79%    2.7    7.5   64%
         Provision for income
          taxes                  4.7    3.8  (23%)  13.5   10.9  (25%)
----------------------------------------------------------------------
         EBIT                   12.0   13.2   (9%)  34.5   33.3    4%
         Depreciation and
          amortization          16.1   18.5   13%   49.8   56.5   12%
----------------------------------------------------------------------
EBITDA                         $28.1  $31.7  (12%) $84.3  $89.8   (6%)
======================================================================


Free Cash Flow
(Unaudited)
                               Three months        Nine months
                                   ended               ended
                               September 30,       September 30,
                               ------------------- -------------------
(in millions)                                B /                 B /
                                2004   2003   (W)   2004   2003   (W)
----------------------------------------------------------------------
Free cash flow
       Net cash provided by
        operating activities   $31.8  $28.0   13%  $57.5  $84.4  (32%)
       Expenditures for rental
        equipment assets        13.5   10.7  (26%)  34.8   28.0  (24%)
       Expenditures for
        property, plant and
        equipment                4.9    4.6   (6%)  11.6   13.7   15%
----------------------------------------------------------------------
Free cash flow                 $13.4  $12.7    5%  $11.1  $42.7  (74%)
======================================================================

Although EBITDA and free cash flow represent non-GAAP financial measures, management believes these measures are meaningful to investors in evaluating our ability to meet our future debt requirements and to fund capital expenditures and working capital requirements.


    CONTACT: Imagistics International Inc.
             Timothy E. Coyne, 203-365-2364
             tim.coyne@imagistics.com